EX-23.d.2.a.i
EXHIBIT A
SUBADVISORY AGREEMENT BETWEEN
NATIONWIDE VARIABLE INSURANCE TRUST
NATIONWIDE FUND ADVISORS
AND GARTMORE GLOBAL PARTNERS
Effective May 1, 2007
Amended May 1, 2009*

Funds of the Trust	Advisory Fees
NVIT Multi-Manager Small Company Fund	0.60% of the Fund’s average daily net assets

Gartmore NVIT Worldwide Leaders Fund	0.49% of assets up to $50 million
0.45% for assets of $50 million or more

Gartmore NVIT Emerging Markets Fund	0.475% on assets up to $500 million
0.450% on assets of $500 million and more, but less than $2 billion
0.425% on assets of $2 billion and more

Gartmore NVIT International Equity Fund	0.40% on assets up to $500 million
0.375% on assets of $500 million and more, but less than $2 billion
0.35% on assets of $2 billion and more

Gartmore NVIT Global Utilities Fund	0.30% on assets up to $500 million
0.275% on assets of $500 million and more, but less than $2 billion
0.25% on assets of $2 billion and more

Gartmore NVIT Developing Markets Fund	0.475% on assets up to $500 million
0.450% on assets of $500 million and more, but less than $2 billion
0.425% on assets of $2 billion and more

*	As approved at the January 16, 2009 Board Meeting.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:
Name:

Title:

ADVISER
NATIONWIDE FUND ADVISORS

By:

Name:

Title:

SUBADVISER
GARTMORE GLOBAL PARTNERS

By:

Name:

Title: